Exhibit 15 (a)

Consent of Registered Independent Public Accounting Firm

We consent to incorporation by reference in the registration statements on Form S-8 (No. 33-65972, No. 33-80027, No. 333-91287, No. 333-70215, No. 333-91289, No. 333-39204, No. 333-75542, No. 333-87852, No. 333-104104 and No. 333-119375) and in the registration statements on Form F-3 (No. 333-4582 and 333-90686) of Koninklijke Philips Electronics N.V. of our report dated February 22, 2005, relating to the consolidated balance sheets of Koninklijke Philips Electronics N.V. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2004, included in the December 31, 2004 annual report on Form 20-F of Koninklijke Philips Electronics N.V.

Eindhoven, The Netherlands

/s/ KPMG Accountants N.V.

April 28, 2005	KPMG ACCOUNTANTS N.V.